Exhibit 99.15

Press Release

Gencor Receives NASDAQ Letter

Orlando, FL, May 19, 2008 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company”) (Nasdaq: GENC) previously disclosed in a Form 8-K filing, that a recently elected director had resigned from the Board for personal reasons and that his resignation caused the audit committee to consist of less than three independent members as required by NASDAQ. On May 13, 2008, the Company received a letter from NASDAQ indicating that such vacancy places the Company in non-compliance with NASDAQ’s audit committee composition requirements, as per Marketplace Rule 4350, but that, also per this Rule, NASDAQ has provided the Company a cure period to fill this post with a qualified replacement any time until the earlier of the Company’s next annual shareholders meeting, or May 7, 2009, or November 3, 2008 if a shareholders meeting is held earlier than November 3, 2008. The Company intends to work closely as always with NASDAQ, and to have in place a fully qualified independent director well within the time allowed by NASDAQ.

As previously announced, Gencor’s operations are in excellent health with strong sales, and profits, as well as strong finances and good liquidity. We expect to conclude our fiscal year on September 30, 2008 with our Company in its strongest position.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications. This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2007: (a)”Risk Factors” in Part I, Item 1A and “(b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Gencor Industries, Inc.
Jeanne Lyons, Corporate Secretary